Exhibit 99.3 Press Release of 2/24/06

Chembio to Present at the Wall Street Analysts Forum

MEDFORD, N.Y. - February 24, 2006 - Chembio Diagnostics Inc.’s (OTCBB: CEMI) Chairman and President, Lawrence Siebert, will present at the 17th annual Wall Street Analysts Forum on Tuesday, February 28th at 10:20 AM (EST) at the Princeton Club of New York in midtown Manhattan. A live webcast of the presentation will be available on the Company’s website at www.chembio.com. Additional information regarding the conference can be found at www.Analyst-conference.com.

Mr. Siebert will speak about the Company’s development of their rapid diagnostic tests for infectious diseases. He will address the effect that government funding, treatment goals and HIV/AIDS initiatives are having towards the worldwide demand for rapid HIV diagnostic tests, as well as the status of their PMA application to the United States Food & Drug Administration for U.S. marketing approval. Chembio's rapid HIV tests include the HIV 1/2 STAT-PAK(TM), HIV 1/2 STAT-PAK Dipstick and the HIV 1/2 SURE CHECK(R). These tests are simple, safe and cost-effective requiring less than five microliters of blood from a fingerstick sample.

ABOUT CHEMBIO
Chembio Diagnostics, Inc. (OTCBB: CEMI) possesses expertise in the development and manufacturing of rapid diagnostic tests for various infectious diseases. Chembio is participating in the frontlines of the global battle against the devastating AIDS pandemic. This battle, to which the United States alone has pledged $15 billion in international aid, is the impetus behind Chembio’s rapid HIV tests. Because rapid tests can detect HIV antibodies within minutes, the massive prevention and treatment programs that are now scaling up can be much more effective. Chembio is one of four global rapid HIV test suppliers under the Clinton HIV/AIDS Initiative (www.clintonfoundation.org). The Company also manufactures additional rapid tests that it has developed for other deadly diseases, including human and veterinary Tuberculosis and Chagas Disease. References to Chembio Diagnostics, Inc. may actually refer to Chembio Diagnostic Systems, Inc.; the 100%-owned subsidiary of Chembio Diagnostics, Inc. Chembio is located at 3661 Horseblock Road, Medford, NY 11763. For additional information please visit www.chembio.com.

FORWARD-LOOKING STATEMENTS
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed the audit of those results. Actual revenue may differ materially from those anticipated in this press release. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner, and the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contact: Vince Daniels/James Carbonara
The Investor Relations Group 212-825-3210